BROKEN PROMISES MADE BY FOREST LABS

DOCUMENTS RECENTLY RELEASED BY FOREST LABS CONFIRM THAT CORPORATE GOVERNANCE AT FOREST GETS AN F

Last year we conducted a proxy contest that revealed serious corporate governance flaws at Forest Labs.  In response to these revelations, as part of last year’s proxy contest, Forest promised shareholders that it would task an independent committee of directors with selecting, engaging and consulting with a corporate governance expert and then making recommendations for corporate governance reform.  Nearly two months ago, we requested documents from Forest Labs to determine whether those promises were kept.  Forest refused this request but recently a court required Forest Labs to release these documents to us.  What we found confirmed our suspicions regarding corporate governance at Forest.

The documents we obtained from the court ruling show that rather than having an independent board committee work with a corporate governance expert, as promised, there was a minimal process run by the entire Board and management.  Independent directors did not hire their own advisors or even select the corporate governance expert.  And the corporate governance expert that was retained did not work for, report to, or even meet with, an independent committee.

Instead of the promised independent director review with a corporate governance expert, the corporate governance expert entered into an agreement with Forest Labs management and reported to the entire Board and senior management team.  Moreover, the process involved only a single presentation by the corporate governance expert to the entire Board and senior management team.  This process was a complete and utter travesty.

There are a number of corporate governance issues at Forest Labs that must be addressed such as (i) separating the Chairman and CEO roles, (ii) the undue concentration of power in Howard Solomon, (iii) the appropriate status of David Solomon in the company’s succession plans, (iv) whether Dan Goldwasser should be removed as the chairman of the compensation committee in light of the fact that he has overseen egregious compensation policies for decades, and (v) whether Kenneth Goodman is the right person to have in the crucial role of presiding director given his long standing relationship to Howard Solomon.  It is ridiculous to believe that these problems can be corrected at a meeting presided over by Howard Solomon, a man who has autocratically ruled over Forest for decades.  An independent Board is desperately needed at Forest.

As ISS pointed out in its July 31, 2012 report, many of the recent corporate governance changes at Forest “serve more to highlight how poor some governance practices and standards were before recent events began to shine a bright light on things. A no-repricing policy, for example, has long been a standard feature of equity programs. Creating a presiding director, similarly, may ring hollow to shareholders when the role is immediately filled with a former executive who recently reported to the current CEO. That the board did not take further action, after the 2011 proxy contest, to appoint a new presiding director without any such complications or entanglements does little to help the case.”

I urge shareholders to VOTE THE GOLD CARD for Ende, Ninivaggi, Fromkin and Legault to deliver the necessary change and bring a strong and independent voice to Forest Labs.

If you have already voted the white card, you can still change your vote by NOW voting the GOLD card.

Sincerely,

/s/Carl Icahn

Contact: Susan Gordon (212) 702-4309

ON JULY 23, 2012, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ERIC J. ENDE, PIERRE LEGAULT, ANDREW J. FROMKIN, DANIEL A. NINIVAGGI, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE “PARTICIPANTS”) FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2012 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS:  STOCKHOLDERS CALL TOLL−FREE: (800) 697−6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269−5550.  CONSENT OF THE AUTHOR AND PUBLICATION NEITHER SOUGHT NOR OBTAINED TO USE THE MATERIAL REFERRED TO HEREIN AS PROXY SOLICITING MATERIAL.